Exhibit 99.1
For Release: Tuesday, Jan. 10, 2017, 1:05 p.m. EST

GM Expects Earnings Growth Again in 2017;
Increases Stock Repurchase Program

•Announces 2017 EPS diluted-adjusted outlook of $6.00-$6.50
•Expects to maintain or improve EBIT-adjusted and EBIT-adjusted margin
•Authorizes additional $5 billion for share repurchases
•Increases cost efficiency target to $6.5 billion through 2018

DETROIT - General Motors Co. (NYSE: GM) today said it expects its 2017 earnings per share (EPS) diluted-adjusted to increase to $6.00-$6.50, up from its 2016 calendar-year outlook of $5.50-$6.00. In 2017, the company also expects to maintain or improve EBIT-adjusted and EBIT-adjusted margin on higher revenues, compared to 2016, and generate about $6.0 billion of automotive-adjusted free cash flow.

Based on this strong outlook, the GM Board of Directors approved an additional $5 billion in common stock repurchases under its existing share repurchase program, which was announced March 9, 2015. The new authorization, which has no expiration date, brings the total under the program to $14 billion.

Share buybacks for the program’s initial authorization of $5 billion were completed in the third quarter of 2016, one quarter earlier than planned. In the fourth quarter of 2016, the company also completed $1 billion of the next $4 billion authorization declared in January 2016. The company expects to meet its prior commitment to repurchase $9 billion of common stock by the end of 2017.

GM also announced a $1 billion increase to its cost efficiency target, raising it to $6.5 billion through 2018, of which about $4.0 billion has already been achieved through 2016. The increased estimate is based on expected additional savings in material, logistics, manufacturing and general administrative costs.

Chairman and CEO Mary Barra, President Dan Ammann and Executive Vice President and CFO Chuck Stevens shared this outlook with the investors and analysts attending the Deutsche Bank 2017 Global Auto Industry Conference in Detroit.

“We’ve generated consistently strong results the last few years by delivering great vehicles, growing the topline and driving efficiencies, while at the same time establishing a leading position in shaping the future of transportation,” Barra said.  “We’ll stay focused on executing our strategic plan and generating the profitable growth needed to create long-term value for our shareholders.”

GM’s 2017 outlook is based on expected strong performance in North America and China, growth of GM Financial, continued cost efficiencies, improvement in South America and an ongoing strong vehicle launch cadence.

Specifically, the company anticipates the proportion of its global volume from new or refreshed vehicles - those in production less than 18 months - to grow to 38 percent in the 2017-2020 timeframe, up from 26 percent during the 2011-2016 period. Crossovers, trucks and SUVs as a proportion of GM’s global volume of new or refreshed vehicles in the 2017-2020 period are expected to increase significantly, to 52 percent - up from 38 percent the prior six years.

The company also reaffirmed its transparent capital allocation framework, introduced in March 2015:

•	Reinvesting in the business to achieve a 20 percent or greater return on invested capital.

•	Maintaining a strong, investment-grade balance sheet with a target cash balance of $20 billion.

•	Beyond reinvesting in the business and maintaining an investment grade balance sheet, the company expects to return all available free cash flow to shareholders on an ongoing basis.

“Success in this business depends to a great degree on where you place your bets,” Stevens said. “We’ll continue to allocate capital where we expect to generate significant margins, while we work to drive business performance that meets our shareholder commitments.”

Among key accomplishments for 2016, the company noted the following:

•	On-track to deliver full-year records for revenue, EBIT-adjusted and EBIT-adjusted margin.

•	Expects to achieve full-year earnings per diluted-adjusted share in the high end of its previously-stated range of $5.50-$6.00.

•	On-track to achieve more than a 10 percent EBIT-adjusted margin in GM North America for the second straight year.

•	On-track to sustain strong equity income in China.

•	Generated four-quarter trailing ROIC-adjusted of 30.6 percent through the third quarter.

•	Through the end of 2016, the company has repurchased $6 billion of common stock since March 2015.

•	GM’s U.S. retail strategy drove a retail market share increase of 0.5 points for the year, more than any full-line manufacturer.

•	GM delivered more segment winners than any other manufacturer in JD Power's Vehicle Dependability, Initial Quality and APEAL studies in 2016.

•	Introduced the 238 mile-per-full-charge Chevrolet Bolt EV, which won the 2017 Motor Trend and 2017 North American Car of the Year awards.

•	Formed partnership with Lyft to create an integrated network of on-demand autonomous vehicles in the U.S.

•	Acquired Cruise Automation to accelerate autonomous vehicle development.

•	Launched Maven car-sharing brand, which is operating in 16 U.S. cities.

•	Testing autonomous Chevrolet Bolt EVs on public roads in Scottsdale, Arizona, San Francisco and Warren, Michigan.

General Motors Co. (NYSE:GM, TSX: GMM) and its partners produce vehicles in 30 countries, and the company has leadership positions in the world's largest and fastest-growing automotive markets. GM, its subsidiaries and joint venture entities sell vehicles under the Chevrolet, Cadillac, Baojun, Buick, GMC, Holden, Jiefang, Opel, Vauxhall and Wuling brands. More information on the company and its subsidiaries, including OnStar, a global leader in vehicle safety, security and information services, can be found at http://www.gm.com.

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CONTACT:
Tom Henderson
GM Finance Communications
313-410-2704
tom.e.henderson@gm.com

Forward-Looking Statements

In this press release and related comments by our management, we use words like “anticipate,” “appears,” “approximately,” “believe,” “continue,” “could,” “designed,” “effect,” “estimate,” “evaluate,” “expect,” “forecast,” “goal,” “initiative,” “intend,” “may,” “objective,” “outlook,” “plan,” “potential,” “priorities,” “project,” “pursue,” “seek,” “will,” “should,” “target,” “when,” “would,” or the negative of any of those words or similar expressions to identify forward-looking statements that represent our current judgment about possible future events. In making these statements we rely on assumptions and analyses based on our experience and perception of historical trends, current conditions and expected future developments as well as other factors we consider appropriate under the circumstances. We believe these judgments are reasonable, but these statements are not guarantees of any events or financial results, and our actual results may differ materially due to a variety of important factors, both positive and negative. These factors, which may be revised or supplemented in subsequent reports on Forms 10-Q and 8-K, include, among others: (1) our ability to maintain profitability over the long-term, including our ability to fund and introduce new and improved vehicle models that are able to attract a sufficient number of consumers; (2) the success of our full-size pick-up trucks and SUVs; (3) global automobile market sales volume, which can be volatile; (4) the results of our joint ventures, which we cannot operate solely for our benefit and over which we may have limited control; (5) our ability to realize production efficiencies and to achieve reductions in costs as we implement operating effectiveness initiatives throughout our automotive operations; (6) our ability to maintain quality control over our vehicles and avoid material vehicle recalls and the cost and effect on our reputation and products; (7) our ability to maintain adequate liquidity and financing sources including as required to fund our new technology; (8) our ability to realize successful vehicle applications of new technology and our ability to deliver new products, services and customer experiences in response to new participants in the automotive industry; (9) volatility in the price of oil; (10) the ability of our suppliers to deliver parts, systems and components without disruption and at such times to allow us to meet production schedules; (11) risks associated with our manufacturing facilities around the world; (12) our ability to manage the distribution channels for our products; (13) our ability to successfully restructure our operations in various countries; (14) the continued availability of wholesale and retail financing in markets in which we operate to support the sale of our vehicles, which is dependent on those entities' ability to obtain funding and their continued willingness to provide financing; (15) changes in economic conditions, commodity prices, housing prices, foreign currency exchange rates or political stability in the markets in which we operate; (16) significant changes in the competitive environment, including the effect of competition and excess manufacturing capacity in our markets, on our pricing policies or use of incentives and the introduction of new and improved vehicle models by our competitors; (17) significant changes in political, regulatory and market conditions in the countries in which we operate, particularly China, with the effect of competition from new market entrants, and in the United Kingdom with passage of a referendum to discontinue membership in the European Union; (18) changes in existing, or the adoption of new, laws, regulations, policies or other activities of governments, agencies and similar organizations, particularly laws, regulations and policies relating to vehicle safety including recalls, and including such actions that may affect the production, licensing, distribution or sale of our products, the cost thereof or applicable tax rates; (19) stricter or novel interpretations and consequent enforcement of existing laws, regulations and policies; (20) costs and risks associated with litigation and government investigations including the potential imposition of damages, substantial fines, civil lawsuits and criminal penalties, interruptions of business, modification of business practices, equitable remedies and other sanctions against us in connection with various legal proceedings and investigations relating to our various recalls; (21) our ability to comply with the terms of the DPA; (22) our ability to manage risks related to security breaches and other disruptions to our vehicles, information technology networks and systems; (23) significant increases in our pension expense or projected pension contributions resulting from changes in the value of plan assets, the discount rate applied to value the pension liabilities or mortality or other assumption changes; (24) our continued ability to develop captive financing capability through GM Financial; and (25) changes in accounting principles, or their application or interpretation, and our ability to make estimates and the assumptions underlying the estimates, which could have an effect on earnings.

We caution readers not to place undue reliance on forward-looking statements. We undertake no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors that affect the subject of these statements, except where we are expressly required to do so by law.

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